EXHIBIT 99.1

Hampton Roads Bankshares Announces Second Quarter Financial Results; New Hilltop Branch in Virginia Beach

NORFOLK, Va., Aug. 1, 2008 (PRIME NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced its financial results for the second quarter and first half of 2008.

On June 1, 2008, Shore Financial Corporation was merged with and into Hampton Roads Bankshares. As a result, 2,713,425 new shares of the Company's common stock were issued to the former Shore Financial Corporation shareholders. The Company's results of operations for both the second quarter and the first half of 2008 include one month of Shore Bank's operational results.

Net income for the three months ended June 30, 2008, was $1,673,143, down $55,548 from the comparable period in 2007. For the first half of 2008, net income was $3,134,422; net income for the comparable period in 2007 was $3,261,013. For the second quarter of 2008, diluted earnings per share, inclusive of the new shares outstanding resulting from the Shore Financial Corporation acquisition was $0.15 compared to $0.17 in the second quarter of 2007. Diluted earnings per share for the first half of 2008 was $0.29 compared to $0.31 in the first half of 2007.

"Hampton Roads Bankshares has spent much of the last year formulating and executing a plan to further grow and expand our branch network. Through the acquisition of Shore Bank, our presence has grown beyond Hampton Roads to the Eastern Shore of Virginia and into Maryland," said Vice Chairman, President and Chief Executive Officer Jack W. Gibson. "Shore Bank is a market leader on the Eastern Shore and allows us to take advantage of future opportunities throughout the Delmarva Peninsula. In addition, I am excited to announce that Bank of Hampton Roads has just entered into a lease for a branch in Virginia Beach's thriving Hilltop market. Subject to regulatory approvals, I would expect the Hilltop branch, our 19th in South Hampton Roads, to be open and serving our customers before year end."

He went on to say, "I am extremely pleased with our financial results considering the unprecedented economic environment in which we are doing business. Despite an increase of more than $118 million in total average loans, our net interest income was off 6% from this time last year. That result alone summarizes the impact that 2008's Federal Reserve rate decreases have had on our industry. Our net interest margin for the first half of 2008 was 3.81%, down 126 basis points from the comparable period in 2007 -- this is the first time in the more than twenty year history of Bank of Hampton Roads that we have reported a net interest margin below 4.00%. Assuming that rates have stabilized, we expect that our margins will gradually increase throughout the second half of the year due to deposit and loan re-pricing as well as the further contribution of Shore Bank to our overall earnings. Shore Bank's business model adds diversification to our Company and will help to temper the effect of this year's rate decreases because the majority of their funding is short-term and less than twenty percent of their loans float with prime."

"Even though our earnings are off slightly from last year, I have never been more proud of our Company and the people that comprise our organization. We were able to close the Shore Bank merger on schedule as of June 1st and throughout the process, both banks continued to deliver the high level of service our customers have come to expect. Further, our Company is well capitalized by every customary measure and as I noted when we announced our latest quarterly dividend, is a safe, sound and strong organization. Bauer Financial has awarded Bank of Hampton Roads their highest 'Superior/5 Star Rating' for fifty-three consecutive quarters and TheStreet.com consistently assigns Bank of Hampton Roads a rating of 'A' or 'Excellent.' These are ratings that we always take great internal pride in, but have never really promoted to the public. Over the last several weeks, more and more consumers have asked about our safety and soundness ratings and we're experiencing growth in our deposit base as a result. Shore Bank is also recommended by Bauer Financial with a rating of '4 Stars,' which signifies excellent financial strength. We could not achieve these high ratings if our Board and management were not dedicated to preserving the strength of our organization and consistently taking measures that are intended to enhance the value of our shareholders' investments," Gibson said.

The Company's total assets as of June 30, 2008, were $845 million or 62.12% ahead of $522 million a year ago; at the time of the acquisition, Shore Bank's total assets were $267 million. Total deposits were up 62.71% from $391 million a year ago to end the quarter at $636 million; at the time of the acquisition, Shore Bank's total deposits were $208 million. The Company's total shareholders' equity on June 30, 2008 was $107,442,143.

Total interest income for the second quarter of 2008 was up 2.88% over second quarter 2007, but the Company's higher cost of funds coupled with declining interest rates led to a decrease in net interest income. Interest expense rose 18.05% in the second quarter of 2008 compared with the same period in 2007. Net interest income for second quarter 2008 was $5,780,563 compared to $6,120,004 in the same period last year. Gibson noted, "South Hampton Roads continues to be a highly competitive market for deposits which obviously contributes to increases in our cost of funds. However, Shore Bank introduces our Company to new markets and new customers where we expect to benefit through lower cost deposits."

Non-interest income for the second quarter of 2008 was $1,694,370, an increase of 104.24% over second quarter 2007. The increase was primarily attributable to gains from the sale of securities in the Company's investment portfolio and a gain on the sale of a piece of land that Bank of Hampton Roads had intended to use for expansion in Chesapeake prior to moving its corporate headquarters to the Dominion Tower in downtown Norfolk. Non-interest expense increased by 14.10% from second quarter 2007 to $4,658,755; contributing to the increase in non-interest expense were higher FDIC Insurance premiums and expenses related to the integration of Shore Bank's operations.

The Company's asset quality remains strong. On June 30, 2008, the nonperforming assets to total assets ratio was 0.40%, up slightly from the comparable period last year when the Company had no loans past due ninety days or more. The current economy has impacted some of Bank of Hampton Roads' customers and as a result, four relationships with outstanding loans totaling $1,383,272 were past due ninety days or more and still accruing interest on June 30, 2008. All but one of the credits are secured by real estate and no significant losses are expected. Shore Bank had only three loans past due more than ninety days and still accruing interest as of June 30, 2008 totaling $52,797. As of quarter-end, the Company's allowance for loan losses was $8,524,967, up 16 basis points to 1.18% of total loans.

Gibson pointed out, "Bank of Hampton Roads 'cut its teeth' making construction loans with some of our area's best builders and developers. However, most of our customers had the foresight to cut back on their inventories of lots, speculative homes and new subdivisions well before current market conditions arose; thus, while Bank of Hampton Roads still enjoys a well deserved reputation for its construction lending experience and expertise, construction and development loans account for only 23% of our outstanding loans at this time. Shore Bank's loan portfolio generally has a very small percentage of real estate construction loans. Shore Bank does make residential mortgages, something Bank of Hampton Roads has not traditionally done. However, Shore Bank's customers are local to its market; Shore Bank does not make so-called Alt-A or subprime loans nor does it originate residential mortgages outside of its market."

The Board of Directors of Hampton Roads Bankshares recently declared a quarterly dividend in the amount of $0.11 per share on the Company's common stock, payable on September 15, 2008, to shareholders of record as of August 15, 2008. This will be the Company's 27th consecutive dividend payment to shareholders.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and twenty-two ATMS. Through its affiliates, Shore Bank also offers title insurance and investment products. Shares of Hampton Roads Bankshares' common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.hamptonroadsbanksharesinc.com.

 Hampton Roads Bankshares, Inc.
 Financial Highlights
 Unaudited

                Three Months                 Six Months
 Operating         Ended                       Ended
  Results      June 30, 2008 June 30, 2007 June 30, 2008 June 30, 2007
 Interest
  income        $  9,793,096  $  9,519,092  $ 19,093,148  $ 18,262,643
 Interest
  expense          4,012,533     3,399,088     8,030,100     6,489,038
 Net interest
  income           5,780,563     6,120,004    11,063,048    11,773,605
 Provision for
  loan losses        274,326       246,000       544,326       468,000
 Noninterest
  income           1,694,370       829,616     2,844,910     1,753,592
 Noninterest
  expense          4,658,755     4,082,991     8,600,991     8,116,869
 Income taxes        868,709       891,938     1,628,219     1,681,315
 Net income     $  1,673,143  $  1,728,691  $  3,134,422  $  3,261,013

 Earnings
  per share:
   Basic        $       0.15  $       0.17  $       0.29  $       0.32
   Diluted              0.15          0.17          0.29          0.31
 Book value
  per share             8.18          6.96          8.18          6.96

 Balance Sheet
  at Period-End
 Total assets   $845,489,598   521,535,704  $845,489,598   521,535,704
 Total Loans     723,205,571   428,539,544   723,205,571   428,539,544
 Total
  securities      42,992,201    54,001,693    42,992,201    54,001,693
 Total deposits  635,680,765   390,691,860   635,680,765   390,691,860
 Other
  borrowings      94,303,690    53,000,000    94,303,690    53,000,000
 Shareholder's
  equity         107,442,143    71,522,940   107,442,143    71,522,940

 Daily Averages
 Total assets   $667,230,374  $514,225,395  $620,420,626  $499,465,975
 Total Loans     563,410,206   418,174,877   522,028,133   404,368,918
 Total
  securities      37,932,645    55,884,879    41,751,715    57,250,072
 Total deposits  508,173,328   384,455,724   475,492,948   375,524,360
 Other
  borrowings      66,177,751    52,037,912    57,830,634    46,831,657
 Shareholder's
  equity          84,556,946    71,078,395    79,332,310    70,752,176
 Interest
  -earning
  assets         623,586,200   483,384,531   583,912,785   468,528,672
 Interest
  -bearing
  liabilities    471,785,534   335,292,898   435,919,446   324,602,359

 Financial
  Ratios
 Return on
  average assets        1.01%         1.35%         1.02%         1.32%
 Return on
  average equity        7.96%         9.76%         7.95%         9.29%
 Net interest
  margin                3.73%         5.08%         3.81%         5.07%
 Efficiency
  ratio                62.33%        58.75%        61.84%        60.00%

                Three Months                Six Months
 Allowance for      Ended                      Ended
  Loan Losses  June 30, 2008 June 30, 2007 June 30, 2008 June 30, 2007
 Beginning
  balance       $  5,320,086  $  4,133,702  $  5,042,583  $  3,910,943
 Provision
  for losses         274,326       246,000       544,326       468,000
 Charge-offs          (9,749)      (10,775)       (9,749)      (10,775)
 Recoveries            8,555         7,908        16,058         8,667
 Allowance
  acquired
  through merger   2,931,749            --     2,931,749            --
 Ending balance    8,524,967     4,376,835     8,524,967     4,376,835

 Nonperforming
  Assets
 Nonaccrual
  loans         $  1,629,323  $  1,560,014  $  1,629,323  $  1,560,014
 Loans 90 days
  past due and
  still accruing
  interest         1,436,069            --     1,436,069            --
 Other real
  estate owned       354,659        77,937       354,659        77,937
 Total
  nonperforming
  assets           3,420,051     1,637,951     3,420,051     1,637,951

 Asset Quality
  Ratios
 Nonperforming
  assets to
  total assets          0.40%         0.31%         0.40%         0.31%
 Allowance for
  loan losses to
  total loans           1.18%         1.02%         1.18%         1.02%
 Allowance for
  loan losses to
  nonperforming
  assets              265.58%       267.21%       265.58%       267.21%

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT: Hampton Roads Bankshares, Inc.
         Tiffany K. Glenn, Senior Vice President and Marketing Officer
         (757) 217-1000